NEWS RELEASE
ROB FREDERICK	LEANNE CUNNINGHAM
VICE PRESIDENT	SENIOR VICE PRESIDENT
BROWN-FORMAN BRAND & COMMUNICATIONS	SHAREHOLDER RELATIONS OFFICER
502-774-7707	502-774-7287

BROWN-FORMAN DELIVERS RESILIENT YEAR-TO-DATE
PERFORMANCE IN A CHALLENGING ENVIRONMENT
Louisville, KY, March 3, 2021 - Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its third quarter and nine months ended January 31, 2021. For the third quarter, the company’s reported net sales1 of $911 million increased 1% (flat on an underlying basis2) compared to the same prior-year period. In the quarter, reported operating income decreased 8% to $281 million (-8% on an underlying basis) and diluted earnings per share declined 5% to $0.45.
For the first nine months of the fiscal year, the company’s reported net sales of $2,649 million were flat (+2% on an underlying basis) compared to the same prior-year period. Year-to-date reported operating income increased 10% to $998 million (+3% on an underlying basis) and diluted earnings per share grew 12% to $1.63.
Brown-Forman’s President and Chief Executive Officer Lawson Whiting stated, “We remain pleased with our year-to-date underlying net sales growth, particularly when considering the unprecedented and challenging operating environment. Importantly, we remain focused on executing our long-term strategic priorities and our commitment to be better and do better as individuals and as a company. Our strategic priorities have enabled us to build strong business momentum during the COVID-19 crisis and we believe they remain the right strategies to deliver broad-based growth and value creation over the long term.”

Year-to-Date Fiscal 2021 Highlights
•Underlying net sales grew 2% (flat reported).
◦The United States and our developed international3 markets each grew underlying net sales 7% (+3% and +10% reported, respectively), while underlying net sales in our emerging markets grew 1% (-8% reported).
◦Jack Daniel’s family of brands underlying net sales grew 2% (-2% reported) driven primarily by growth from Jack Daniel’s RTDs3, Jack Daniel’s Tennessee Apple, Jack Daniel’s Tennessee Honey, and Gentleman Jack. These gains were partially offset by a reduction in Jack Daniel’s Tennessee Whiskey’s underlying net sales.
◦Premium bourbons grew underlying net sales 21% (+18% reported), with both Woodford Reserve and Old Forester maintaining strong double-digit growth.
◦The tequila portfolio grew underlying net sales 6% (+2% reported) led by strong volume-driven increases from New Mix in Mexico.
•Diluted earnings per share increased 12% to $1.63.

Year-to-Date Fiscal 2021 Brand Results
Underlying net sales growth for the Jack Daniel’s family of brands was driven by Jack Daniel’s RTDs, the continued international launch of Jack Daniel’s Tennessee Apple, and broad-based volume growth from Jack Daniel’s Tennessee Honey and Gentleman Jack. Jack Daniel’s Tennessee Whiskey’s underlying net sales decline was driven by lower volumes in the Travel Retail channel and certain emerging markets reflecting travel bans and other restrictions related to COVID-19 along with lower volumes and unfavorable channel mix shift in many developed international markets and the United States related to significant restrictions in the on-premise channel, partially offset by increased volumes in the off-premise channel in those markets.
Brown-Forman’s portfolio of premium bourbon brands, led by Woodford Reserve and Old Forester, maintained its double-digit underlying net sales growth. Strong consumer takeaway trends for Woodford Reserve continued to fuel robust double-digit volumetric growth in the United States. Volumetric gains and favorable product mix from Old Forester’s high-end expressions drove double-digit underlying net sales growth for the brand.
Underlying net sales growth for the company’s tequila brands was primarily driven by higher volumes of New Mix in Mexico. Double-digit underlying net sales growth for el Jimador and Herradura in the United States was largely offset by volumetric declines in Mexico.

Year-to-Date Fiscal 2021 Market Results
Underlying net sales growth in the United States was led by volumetric gains for our premium bourbons, Jack Daniel’s RTDs, Jack Daniel’s Tennessee Honey, Gentleman Jack, Herradura, and el Jimador. These gains were partially offset by declines in Jack Daniel’s Tennessee Whiskey reflecting channel mix shift and lower volumes due to on-premise restrictions and closures.
High single-digit underlying net sales growth in developed international markets was fueled by Jack Daniel’s RTDs, the ongoing launch of Jack Daniel’s Tennessee Apple, Jack Daniel’s Tennessee Honey, and our super-premium American and Scotch whiskeys. These gains, along with strong growth in the off-premise channel, were partially offset by lower volumes of Jack Daniel’s Tennessee Whiskey due to COVID-19 related restrictions, which severely limited and in some cases entirely shut down the on-premise channel.
The company’s emerging markets returned to underlying net sales growth through the first nine months of the fiscal year. Gains were led by Brazil, Poland, and China, largely offset by broad-based declines in Southeast Asia, India, and several Latin American markets as a result of COVID-19 related impacts.
Underlying net sales in Travel Retail continued to be significantly impacted by the continuation of COVID-19 related travel bans and restrictions.

Year-to-Date Fiscal 2021 Other P&L Items
Volumes grew 11% fueled by Jack Daniel’s RTDs and New Mix. Company-wide price/mix had a 9% unfavorable impact reflecting the portfolio mix shift with growth from lower-priced brands (Jack Daniel’s RTDs and New Mix) and the unfavorable channel mix shift (primarily for JDTW) from the on-premise channel related to COVID-19 restrictions across several developed markets globally.
Underlying gross profit declined 1% (-5% reported) and reported gross margin contracted 280 basis points to 60.3% driven by higher input costs, lower fixed cost absorption, and the negative effect of the portfolio and channel mix shift discussed above.
The company’s investment in underlying advertising increased in the third quarter as anticipated resulting in a year-to-date decline of 10% (-10% reported) largely reflecting the phasing of spend from the first half to the second half of the fiscal year. The company anticipates advertising investments will continue to accelerate significantly over the remainder of the fiscal year. Underlying SG&A declined 4% (-3% reported) driven by the tight management of discretionary spend.
Underlying operating income increased 3% (+10% reported), while diluted earnings per share increased 12% to $1.63, including an estimated $0.19 per share benefit from the gain on the sale of the Early Times, Canadian Mist, and Collingwood brands.

Financial Stewardship
Brown-Forman generated strong free cash flow2 of $531 million year-to-date, a $106 million increase over the same prior-year period primarily reflecting lower working capital requirements.
During the quarter, Brown-Forman’s Board of Directors approved a $125 million capital investment to expand bourbon making capacity in Kentucky to meet anticipated future consumer demand. As part of this investment, the company will pioneer a long-term study on oak tree sustainability on Brown-Forman distillery’s property.
In addition, the company declared a regular cash dividend of $0.1795 per share on the Class A and Class B common stock. Brown-Forman has paid regular quarterly cash dividends for 76 consecutive years and has increased the dividend for 37 consecutive years.

Fiscal Year 2021 Outlook
The company expects to continue to face uncertainty related to the evolving COVID-19 pandemic and its effect on the global economy. As a result, no quantitative guidance is being provided for fiscal year 2021. Jane Morreau, Executive Vice President and Chief Financial Officer, noted “While near-term uncertainty remains, we believe we are operating from a position of strength, and will emerge even stronger from this crisis, continuing to grow market share and drive long-term sustainable growth for all stakeholders.” Morreau added, “The company’s financial and business fundamentals have remained strong throughout the entire pandemic allowing us to deliver solid growth in this challenging environment.”

Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (EST) today. All interested parties in the United States are invited to join the conference call by dialing 833-962-1472 and asking for the Brown-Forman call. International callers should dial +1-442-268-1255. The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.
For over 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee RTDs, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Apple, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Coopers’ Craft, Herradura, New Mix, Sonoma-Cutrer, Chambord, Benriach, GlenDronach, Glenglassaugh, Slane, and Fords Gin. Brown-Forman’s brands are supported by approximately 4,800 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Impact of health epidemics and pandemics, including the COVID-19 pandemic, and the resulting negative economic impact and related governmental actions
•Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American spirits and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, or capital gains) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Unfavorable global or regional economic conditions, particularly related to the COVID-19 pandemic, and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Dependence upon the continued growth of the Jack Daniel’s family of brands
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; legalization of marijuana use on a more widespread basis; shifts in consumer purchase practices from traditional to e-commerce retailers; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Decline in the social acceptability of beverage alcohol in significant markets
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Competitors’ and retailers’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Inventory fluctuations in our products by distributors, wholesalers, or retailers
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Counterfeiting and inadequate protection of our intellectual property rights
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of key information technology systems, or failure to comply with personal data protection laws
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, board of directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure

For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended January 31, 2020 and 2021
(Dollars in millions, except per share amounts)

	2020	2021	Change

Net sales	$899	$911	1%
Cost of sales	342	361	5%
Gross profit	557	550	(1%)
Advertising expenses	104	121	17%
Selling, general, and administrative expenses	153	157	3%
Other expense (income), net	(4)	(9)
Operating income	304	281	(8%)
Non-operating postretirement expense	1	1
Interest expense, net	19	21
Income before income taxes	284	259	(8%)
Income taxes	53	40
Net income	$231	$219	(5%)

Earnings per share:
Basic	$0.48	$0.46	(5%)
Diluted	$0.48	$0.45	(5%)

Gross margin	61.9%	60.4%
Operating margin	33.8%	30.9%

Effective tax rate	18.6%	15.7%

Cash dividends paid per common share	$0.1743	$0.1795

Shares (in thousands) used in the
calculation of earnings per share
Basic	477,898	478,599
Diluted	480,757	480,836

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Nine Months Ended January 31, 2020 and 2021
(Dollars in millions, except per share amounts)

	2020	2021	Change

Net sales	$2,654	$2,649	0%
Cost of sales	980	1,053	7%
Gross profit	1,674	1,596	(5%)
Advertising expenses	308	278	(10%)
Selling, general, and administrative expenses	475	460	(3%)
Gain on sale of business	—	(127)
Other expense (income), net	(13)	(13)
Operating income	904	998	10%
Non-operating postretirement expense	3	4
Interest expense, net	58	60
Income before income taxes	843	934	11%
Income taxes	144	151
Net income	$699	$783	12%

Earnings per share:
Basic	$1.46	$1.64	12%
Diluted	$1.45	$1.63	12%

Gross margin	63.1%	60.3%
Operating margin	34.1%	37.7%

Effective tax rate	17.1%	16.2%

Cash dividends paid per common share	$0.5063	$0.5281

Shares (in thousands) used in the
calculation of earnings per share
Basic	477,643	478,471
Diluted	480,436	480,665

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2020	January 31, 2021
Assets:
Cash and cash equivalents	$675	$1,106
Accounts receivable, net	570	820
Inventories	1,685	1,723
Other current assets	335	265
Total current assets	3,265	3,914

Property, plant, and equipment, net	848	826
Goodwill	756	774
Other intangible assets	635	676
Other assets	262	305
Total assets	$5,766	$6,495

Liabilities:
Accounts payable and accrued expenses	$517	$603
Dividends payable	—	86
Accrued income taxes	30	43
Short-term borrowings	333	312
Total current liabilities	880	1,044

Long-term debt	2,269	2,347
Deferred income taxes	177	146
Accrued postretirement benefits	297	296
Other liabilities	168	194
Total liabilities	3,791	4,027

Stockholders’ equity	1,975	2,468

Total liabilities and stockholders’ equity	$5,766	$6,495

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended January 31, 2020 and 2021
(Dollars in millions)

	2020	2021

Cash provided by operating activities	$509	$572

Cash flows from investing activities:
Proceeds from sale of business	—	177
Acquisition of business, net of cash acquired	(22)	(14)
Additions to property, plant, and equipment	(84)	(41)
Other	(5)	(2)
Cash provided by (used for) investing activities	(111)	120

Cash flows from financing activities:
Net change in short-term borrowings	(150)	(23)
Acquisition of treasury stock	(1)	—
Dividends paid	(242)	(253)
Other	(33)	(18)
Cash used for financing activities	(426)	(294)

Effect of exchange rate changes on cash and cash equivalents	(3)	33

Net increase (decrease) in cash and cash equivalents	(31)	431

Cash and cash equivalents, beginning of period	307	675

Cash and cash equivalents, end of period	$276	$1,106

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	January 31, 2021	January 31, 2021	April 30, 2020

Reported change in net sales	1%	—%	1%
Foreign exchange	(2)%	—%	1%
Estimated net change in distributor inventories	1%	3%	(2)%

Underlying change in net sales	—%	2%	—%

Reported change in gross profit	(1)%	(5)%	(2)%
Acquisitions and divestitures	1%	—%	—%
Foreign exchange	(2)%	—%	—%
Estimated net change in distributor inventories	2%	3%	(2)%

Underlying change in gross profit	(1)%	(1)%	(3)%

Reported change in advertising expenses	17%	(10)%	(3)%
Acquisitions and divestitures	1%	—%	—%
Foreign exchange	(2)%	(1)%	1%

Underlying change in advertising expenses	16%	(10)%	(2)%

Reported change in SG&A	3%	(3)%	—%
Acquisitions and divestitures	(1)%	—%	(1)%
Foreign exchange	(1)%	—%	2%

Underlying change in SG&A	1%	(4)%	1%

Reported change in operating income	(8)%	10%	(5)%
Acquisitions and divestitures	1%	(13)%	—%
Chambord Impairment	—%	—%	1%
Foreign exchange	(5)%	(1)%	—%
Estimated net change in distributor inventories	4%	7%	(3)%

Underlying change in operating income	(8)%	3%	(6)%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Nine Months Ended January 31, 2021

	% Change vs. Prior Year Period
Brand[3]	Depletions[3]		Net Sales[2]
	9-Liter	Drinks Equivalent[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Whiskey	11%	1%	1%	—%	—%	3%	4%
Jack Daniel’s family of brands	11%	0%	(2)%	—%	—%	3%	2%
Jack Daniel’s Tennessee Whiskey	(7)%	(7)%	(10)%	—%	—%	3%	(7)%
Jack Daniel’s RTD and RTP	35%	35%	38%	—%	(1)%	(3)%	34%
Jack Daniel’s Tennessee Honey	9%	9%	9%	—%	(1)%	2%	10%
Gentleman Jack	14%	14%	12%	—%	—%	1%	12%
Jack Daniel’s Tennessee Fire	(1)%	(1)%	(7)%	—%	—%	4%	(2)%
Jack Daniel’s Tennessee Apple	138%	138%	14%	—%	(3)%	96%	107%
Other Jack Daniel’s Whiskey Brands	(5)%	(5)%	(7)%	—%	(1)%	8%	—%
Woodford Reserve	17%	17%	15%	—%	—%	3%	18%
Rest of Whiskey	8%	8%	17%	3%	(1)%	4%	23%
Tequila	23%	(3)%	2%	—%	5%	(1)%	6%
el Jimador	(10)%	(10)%	(3)%	—%	2%	1%	1%
Herradura	(13)%	(13)%	2%	—%	3%	(5)%	—%
Rest of Tequila	33%	12%	10%	—%	12%	1%	23%
Wine	5%	5%	2%	—%	—%	7%	9%
Vodka	(18)%	(18)%	(21)%	—%	1%	1%	(19)%
Rest of Portfolio	(1)%	(1)%	25%	(3)%	(21)%	—%	2%
Non-Branded and Bulk	NM	NM	(32)%	(1)%	(1)%	—%	(34)%
Total Portfolio	11%	(1)%	—%	—%	—%	3%	2%
Other Brand Aggregations
American whiskey	11%	1%	—%	—%	—%	3%	3%
Premium bourbons	17%	17%	18%	—%	—%	3%	21%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Nine Months Ended January 31, 2021

Geographic Area[3]	Net Sales[2]
	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	3%	—%	—%	4%	7%
Developed International	10%	—%	(5)%	2%	7%
United Kingdom	11%	—%	(9)%	1%	3%
Germany	18%	—%	(4)%	—%	14%
Australia	33%	—%	(5)%	—%	28%
France	14%	—%	(5)%	—%	9%
Rest of Developed International	(10)%	(1)%	(2)%	5%	(8)%
Emerging	(8)%	—%	6%	3%	1%
Mexico	(9)%	—%	11%	—%	1%
Poland	7%	—%	(1)%	—%	5%
Russia	(18)%	—%	5%	8%	(4)%
Rest of Emerging	(10)%	—%	7%	4%	—%
Travel Retail	(55)%	—%	—%	1%	(54)%
Non-Branded and Bulk	(32)%	(1)%	(1)%	—%	(34)%
Total	—%	—%	—%	3%	2%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule D
Brown-Forman Corporation
Supplemental Information (Unaudited)
(Dollars in millions)

	Nine Months Ended
	January 31, 2020	January 31, 2021

Cash provided by operating activities	$509	$572
Additions to property, plant, and equipment	(84)	(41)
Free Cash Flow[2]	$425	$531
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, C, and D of this press release.
“Underlying change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “underlying” basis. We use “underlying change” for the following measures of the statements of operations: (a) underlying net sales; (b) underlying gross profit; (c) underlying advertising expenses; (d) underlying selling, general, and administrative (SG&A) expenses; and (e) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) acquisitions and divestitures, (b) foreign exchange, (c) estimated net changes in distributor inventories, and (d) a non-cash write-down of the Chambord brand name. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction costs and integration costs), and (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). By excluding non-comparable periods, we therefore include the effects of acquired and divested brands only to the extent that results are comparable year over year.
In fiscal 2020, we acquired The 86 Company, which owns Fords Gin. During the first quarter of fiscal 2021, we sold our Early Times, Canadian Mist, and Collingwood brands and related assets, which resulted in a pre-tax gain of $127 million. During the third quarter of fiscal 2021, we acquired Part Time Rangers Holdings Limited, which owns Part Time Rangers RTDs. See Note 14 to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2021, for details. This adjustment removes (a) transaction and integration costs related to the acquisitions and divestitures, (b) operating activity for The 86 Company for the non-comparable period, which is activity in the first quarter of fiscal 2021, (c) the gain on sale of Early Times, Canadian Mist, and Collingwood, (d) operating activity for the non-comparable period for Early Times, Canadian Mist, and Collingwood, which is activity in the second and third quarter for both fiscal 2020 and fiscal 2021, and (e) operating activity for Part Time Rangers Holdings Limited for the non-comparable period, which is activity in the third quarter of fiscal 2021. We believe that these adjustments allow for us to better understand our underlying results on a comparable basis.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
•“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. For each period compared, we use volume (see Note 3 - Definitions - Other Metrics below) information from our distributors to estimate the effect of distributor inventory changes in certain line items of the statements of operations. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in certain line items of the statements of operations and allows us to understand better our underlying results and trends.
•“Chambord impairment.” During fiscal 2020, we recognized a non-cash impairment charge of $13 million for our Chambord brand name.
We use the non-GAAP measures “underlying change” to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the board of directors, stockholders, and the investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
When we provide guidance for underlying change for certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including the estimated net change in distributor inventories and foreign exchange, each of which could have a significant impact to our GAAP income statement measures.
Free cash flow. This measure refers to the cash provided by operating activities less additions to property, plant, and equipment on the Unaudited Condensed Consolidated Statements of Cash Flows above. In Schedule D, we provide this calculation for the relevant time periods. We use this non-GAAP measure in evaluating the Company’s financial performance, which measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by spirits category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2020 net sales. In addition to markets that are listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are the United Kingdom, Germany, Australia, and France. This aggregation represents our net sales of branded products to these markets.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, and Russia. This aggregation represents our net sales of branded products to these markets.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military regardless of customer location.
•“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2020 net sales. In addition to brands that are listed by name, we include the following aggregations:

•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel's family of brands, the Woodford Reserve family of brands (Woodford Reserve), GlenDronach, BenRiach, Glenglassaugh, the Old Forester family of brands (Old Forester), Slane Irish Whiskey, and Coopers’ Craft. Also includes the Early Times, Canadian Mist, and Collingwood brands, which we divested on July 31, 2020.
•“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons (defined below), super-premium American whiskey (defined below), and Early Times, which we divested on July 31, 2020.
◦“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold Tennessee Whiskey, and Jack Daniel’s Bottled-in-Bond.
◦“Jack Daniel’s RTD and RTP” products include Jack Daniel’s & Cola, Jack Daniel’s Country Cocktails, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Double Jack, Gentleman Jack & Cola, Jack Daniel’s Lynchburg Lemonade, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Berry, Jack Daniel’s Cider, Jack Daniel’s Whiskey & Seltzer, and the seasonal Jack Daniel’s Winter Jack RTP.
◦“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.
◦“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, JDSB, JDTR, Jack Daniel’s Sinatra Select, and Jack Daniel’s No. 27 Gold Tennessee Whiskey.
•“Tequila” includes el Jimador, the Herradura family of brands (Herradura), New Mix, Pepe Lopez, and Antiguo.
•“Vodka” includes Finlandia.
•“Wine” includes Korbel Champagne and Sonoma-Cutrer wines.
•“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.
•“Depletions.” We generally record revenues when we ship our products to our customers. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.
•“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.
•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry. Consumer takeaway refers to the purchase of product by consumers from retail outlets, including products purchased through e-premise channels, as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of how consumer demand is trending.